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EXHIBIT 3.63

CERTIFICATE OF MERGER

OF

HUNTSMAN CENTENNIAL CORPORATION

INTO

REXENE CORPORATION

Pursuant to Section 251(c) of the General
Corporation Law of the State of Delaware

        Rexene Corporation, a Delaware corporation, does hereby certify to the following facts relating to the merger of Huntsman Centennial Corporation into Rexene Corporation (the "Merger"):

          FIRST: the names and states of incorporation of the constituent corporations to the Merger are as follows:

Name	State
Huntsman Centennial Corporation	Delaware
Rexene Corporation	Delaware

          SECOND: An Agreement and Plan of Merger, dated June 9, 1997, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

          THIRD: The name of the corporation surviving the Merger is Rexene Corporation (the "Surviving Corporation").

          FOURTH: The text of the Restated Certificate of Incorporation of the Surviving Corporation as it shall be amended in its entirety at the effective time of the Merger is set forth as Exhibit A to this Certificate of Merger.

          FIFTH: An executed copy of the Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation, 500 Huntsman Way, Salt Lake City, Utah 84108. A copy of the Agreement and Plan of Merger will be furnished upon request and without cost to any Stockholder of either constituent corporation.

        IN WITNESS WHEREOF, Rexene Corporation has caused this Certificate of Merger to be executed in its corporate name this 27th day of August, 1997.

REXENE CORPORATION
By:	/s/ Andrew J. Smith
Name:	Andrew J. Smith
Title:	Chairman of the Board and Chief Executive Officer

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION

OF

REXENE CORPORATION

        FIRST    The name of the Corporation is Rexene Corporation (hereinafter the "Corporation").

        SECOND:    The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is the The Corporation Trust Company.

        THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GLC").

        FOURTH:    The total number of shares of stock which the Corporation shall have authority to issue is 1000 shares of Common Stock, each having a par value of one penny ($.01).

        FIFTH:    The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          (1)   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

          (2)   The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

          (3)   The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

          (4)   No director shall be personally liable to the Corporation or any of it stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

          (5)   In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

        SIXTH:    Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

        SEVENTH:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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CERTIFICATE OF MERGER OF HUNTSMAN CENTENNIAL CORPORATION INTO REXENE CORPORATION
RESTATED CERTIFICATE OF INCORPORATION OF REXENE CORPORATION